EXHIBIT 99.1

Press Release	Source: StatSure Diagnostic Systems, Inc.

StatSure Announces US Intro of Licensed HIV Technology by Inverness Medical Innovations
Wednesday February 14, 3:23 pm ET

FRAMINGHAM, Mass., Feb. 14 /PRNewswire-FirstCall/ -- StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR) is pleased to announce that its patented barrel technology has been introduced to the U.S. market by Inverness Medical (Amex: IMA). In a deal signed in September 2006, Inverness became the exclusive, worldwide distributor of StatSure's patented platform for use in a rapid, point-of-care HIV test. Pursuant to a license from SSUR, Chembio Diagnostic Systems (OTC Bulletin Board: CEMI) is the exclusive manufacturer of this test for Inverness. SSUR's technology will be marketed by IMA under the Inverness Clearview® brand. Detailed information on this product is available at http://invernessmedicalpd.com/poc/products/clr_hiv_complete.html.

Clearview COMPLETE HIV 1/2 is an FDA approved, qualitative screening test for the detection of antibodies to HIV-1 and HIV-2 in human whole blood, serum and plasma. SSUR's Chairman and CEO, Steve Peltzman, noted: "We are excited to commence the commercialization phase of this product technology and are thoroughly convinced that IMA's distribution strengths, here and around the world, will maximize its market penetration." The test utilizes a single lateral flow test strip which displays its result through visual observation. Clearview COMPLETE HIV 1/2 is a single-use, self contained closed system for the collection, processing and analysis of the physiologic sample designed to provide the safest and easiest product of its type. The StatSure format is unique in that there is no transfer of the sample to the test. The sample is absorbed directly into the test by capillary action with no exposure to sample as the blood sample is enclosed within the barrel.

About StatSure

StatSure Diagnostic Systems, Inc. (OTCBB: SSUR) is engaged in the development, manufacture and marketing of rapid immunoassay tests for the detection of sexually transmitted and other infectious diseases; in addition, the Company has developed and is marketing a product line of patented, oral-fluid collection devices. The Company's proprietary platforms provide significant customer benefits and competitive advantages as compared to similar products that are currently available. Improved accuracy, operator convenience, and reduced risk of infection from collecting and handling specimens, have been engineered into SDS products. All of the company's diagnostic tests are based on the same easy-to-use technology platform, thus facilitating the development of future products. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations.

Please visit our website at http://www.StatSure.com

Forward-Looking Statements

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").